    Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 29, 2004, in the Registration Statement (Form S-1) and related Prospectus of PriceSmart, Inc. for the registration of 16,052,668 shares of its common stock.

We also consent to the use therein of our report dated October 29, 2004 with respect to the financial statement schedule of PriceSmart, Inc. for the years ended August 31, 2004, 2003, and 2002 included in the Annual Report (Form 10-K) for 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 10, 2004